EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
The Board of Trustees
Entertainment Properties Trust:
We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 33-72021 pertaining to the Dividend Reinvestment and Direct Shares Purchase Plan, Form S-8 No. 333-76625 pertaining to the 1997 Share Incentive Plan, Form S-4 No. 33-78803, as amended, pertaining to the shelf registration of 5,000,000 common shares and Form S-3 No. 333-113626 for $400,000,000 in securities) of Entertainment Properties Trust of our reports dated February 27, 2007, with respect to the consolidated balance sheets of the Company as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders’ equity, comprehensive income, and cash flows, for each of the years in the three-year period ended December 31, 2006, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 Annual Report on Form 10-K of Entertainment Properties Trust. Our report refers to a change in the method of quantifying errors in 2006.
/s/ KPMG LLP
Kansas City, Missouri
February 27, 2007

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